Exhibit 99.1

GAP INC. REPORTS JULY SALES

Company Guides Q2 EPS with Range of $0.33 to $0.34

SAN FRANCISCO - August 4, 2011 - Gap Inc. (NYSE: GPS) today reported that July 2011 net sales remained flat compared with last year.

Net sales for the four-week period ended July 30, 2011 were $949 million compared with net sales of $948 million for the four-week period ended July 31, 2010. The company's comparable sales for July 2011, which include the associated comparable online sales, were down 5 percent compared with a 2 percent increase for July 2010.

In addition, the company reported that net sales for the second quarter, which ended July 30, 2011, increased 2 percent to $3.39 billion compared with $3.32 billion for the second quarter last year. The company's second quarter comparable sales, which include the associated comparable online sales, were down 2 percent compared with a 1 percent increase in the second quarter of the prior year.

"While July proved to be challenging, we're pleased that we grew net sales for the quarter and that we're able to guide earnings per share above analyst expectations," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Second Quarter Guidance

The company expects diluted earnings per share for the second quarter of fiscal year 2011 to be in the range of $0.33 to $0.34.

During the quarter, the company implemented improvements that enhance the precision of estimating in-transit inventory. Primarily driven by this enhancement, the company now expects inventory per store at the end of the second quarter of fiscal year 2011 to be up in the mid-single digits compared to the second quarter of last year.

Second Quarter Comparable Sales Results

Comparable sales for the second quarter of fiscal year 2011, including the associated comparable online sales, were as follows:

  Gap North America: negative 3 percent versus negative 3 percent last year
  Banana Republic North America: negative 2 percent versus positive 4 percent last year
  Old Navy North America: flat versus positive 2 percent last year
  International: negative 4 percent versus positive 3 percent last year

July Comparable Sales Results

Comparable sales for July 2011, including the associated comparable online sales, were as follows:

  Gap North America: negative 6 percent versus negative 4 percent last year
  Banana Republic North America: negative 4 percent versus positive 2 percent last year
  Old Navy North America: negative 3 percent versus positive 7 percent last year
  International: negative 10 percent versus positive 3 percent last year

Gap Inc. will release its second quarter earnings via press release on August 18, 2011 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of its second quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-0168, and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

August Sales

The company will report August sales on September 1, 2011.

Forward-Looking Statements

This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

  diluted earnings per share for the second quarter of fiscal year 2011; and
  inventory per store at the end of the second quarter of fiscal year 2011.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

  risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information.

Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as well as the company's most recent Quarterly Report on Form 10-Q.

Forward-looking statements are based on information as of August 4, 2011. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 175 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com